RENEWAL
                                   DEMAND NOTE


$4,000,000.00                                                      July 31, 1996


         For value received, MORGAN DRIVE AWAY, INC. and INTERSTATE INDEMNITY COMPANY (the "Companies") promise to pay to the order of KEYBANK NATIONAL ASSOCIATION, formerly known as Society National Bank, Indiana, Elkhart, Indiana (the "Bank"), its successors and assigns, at its main office, on the date or dates and in the manner specified in Article II of the Loan Agreement (as defined below), the sum of Four Million Dollars ($4,000,000.00) or such amount which may be advanced by Bank under the terms and conditions of the Loan Agreement as shown on any ledger or other record of the Bank, which shall be rebuttably presumptive evidence of the principal amount owing and unpaid on this Note.

         The Companies promise to pay to the order of the Bank interest at such times as are specified in Article II of the Loan Agreement.

         This Note replaces a Renewal Demand Note in the amount of Four Million Dollars ($4,000,000.00) dated May 8, 1996 but does not serve as a payment, discharge or release of said Renewal Demand Note.

         This Note is the Demand Note referred to in, and is entitled to the benefits of, the Standby Letter of Credit Facility Agreement by and between the Bank and the Companies to be effective July 29, 1994, as amended on July 28, 1995, on May 8, 1996, and on July 31, 1996 as the same may be hereafter amended from time to time (the "Loan Agreement"). This Note may be declared forthwith due and payable on demand and with the effect provided in the Loan Agreement including reasonable fees and disbursements of counsel relating to collection or enforcement hereunder.

         Each defined term used in this Note shall have the meaning ascribed thereto in Section 1.2 of the Loan Agreement.

         This Note is secured by Security Agreements of September 13, 1994 and any and all security agreements ratified pursuant to the Loan Agreement, Other Collateral Documents, and by any and all collateral securing any obligation of Companies to Bank.

         As security for the payment of the obligations evidenced by this Note and the other liabilities and obligations of Companies to Bank, however and whenever created or acquired, direct or contingent, which now or after the date of this Note may exist, in addition to all other security for such payment, Companies grant to Bank a continuing lien and security interest in all Companies' personal property, or Companies' interest in personal property, which now is or which may after the date of this Note be in the possession of Bank, and a continuing lien and security interest in Companies' interest in all amounts on deposit at Bank and upon the occurrence of an Event of Default (as that is defined in the Loan Agreement), Bank may apply such property, interests, and/or amounts upon any and all liabilities and obligations of Companies to Bank, without prior notice to Companies.

         The holder of this Note, in its sole discretion, may renew this Note, accept a renewal note or notes, extend the time for the payment of the indebtedness evidenced by this Note, reduce the payments under this Note, or do any combination of such actions on any number of occasions; provided, however, any such action shall not release the Companies or any endorser, accommodation party or guarantor from any liability on the obligation evidenced by this Note. Companies and any endorser, accommodation party or guarantor of this Note each waive presentment for payment, protest, notice of protest, notice of nonpayment or dishonor of this Note and diligence in the collection of this Note; and each of them consents to any actions by Bank or any holder of this Note as set forth in this paragraph.

         All  payments   will  be  made  without   benefit  from   valuation  or
appraisement laws.

         By signing or guaranteeing this Note, each and every guarantor, surety, endorser, and accommodation party of the obligations contained herein shall be deemed to and shall have irrevocably waived and relinquished (i) the benefit of any and all defenses to enforcement of this Note, any counterclaim, offset or claim in recoupment, based upon contract, arising at equity, or under any state or federal law regarding suretyship or guaranty generally; or (ii) any discharge provided in Indiana Code ss. 26-1-3.1-605, or other state or federal statute of similar import. Consistent with this waiver, and not by way of limitation, the person or persons entitled to enforce this instrument may, at any time and without notice to any guarantor, surety, endorser or accommodation party of the obligations contained in this Note, (i) extend the maturity date of this Note;
(ii) adjust any and all terms of this Note, even if such adjustment materially alters the obligation; (iii) take any action (or not take any action) with respect to any collateral for this Note, including without limitation, releasing or diminishing (intentionally or otherwise) the extent or value of such collateral.

         No failure by Bank to exercise any right under this Note, including any rights resulting from an Event of Default (as that term is defined in the Loan Agreement), shall operate as a waiver or otherwise prevent Bank from exercising any of its rights under this Note at any other time, including the exercise by Bank of any rights at any time during the continuance of such Event of Default or on the occurrence of a subsequent Event of Default.

         Companies agree that Bank shall be entitled to rely on any written, oral or telephonic communication requesting a financial accommodation under this Note which may be received by Bank from any person reasonably believed by Bank to be an authorized representative of Morgan Drive Away, Inc. or Interstate Indemnity Company. Records of Bank shall be deemed by Companies and Bank to be sufficient evidence of credit extended under this Note.

         This Note and any extensions or renewals of this Note relates to and is subject to all of the terms, conditions, and provisions of the Loan Agreement and any extensions, renewals, modifications or amendments of or to the Loan Agreement; and this Note and any extensions or renewals of this Note is related to any mortgage, pledge, financing statement, guaranty, security agreement and other document required under or related to the Loan Agreement.

         This Note is made and shall be governed by the laws of the state of Indiana and the Companies consent to the jurisdiction of any local, state or federal court located within Elkhart County, Indiana (or in the case of a federal court, the jurisdiction of which includes Elkhart County, Indiana).

         IN WITNESS WHEREOF, the Companies have hereunto set their hands by their duly authorized officers on the day and the year first above mentioned.

                                       "COMPANIES":
                                       Morgan Drive Away, Inc.



                                By: /s/ Richard B. DeBoer
                                    ------------------------------------------
                                    (Signature)


                                     Richard B. DeBoer, Chief Financial Officer
                                    ------------------------------------------
                                    (Typed or Printed Name and Office)



                                       Interstate Indemnity Company



                                By: /s/ Richard B. DeBoer
                                    ------------------------------------------
                                    (Signature)

                                    Richard B. DeBoer, Chief Financial Officer
                                    ------------------------------------------
                                    (Typed or Printed Name and Office)







                                        3